SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 31, 2002

001-16047 (Commission File No.)

ADVANCED POWER TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	93-0875072 (I.R.S. Employer Identification No.)

405 SW Columbia Street,

Bend, Oregon 97702

(Address of principal executive offices) (ZIP Code)

(541) 382-8028

(Registrant’s telephone number, including area code)

Item 2.    ACQUISITION OR DISPOSITION OF ASSETS

On May 7, 2002 Advanced Power Technology, Inc., a Delaware corporation (“APT”) and its wholly owned subsidiary, RF Acquisition Sub, Inc., a Delaware corporation (the “Subsidiary”), entered into an Asset Purchase Agreement with Microsemi RF Products, Inc., a Delaware corporation (“RF Products”) that is a wholly owned subsidiary of Microsemi, Inc., pursuant to which the Subsidiary acquired the product lines and certain of the assets of RF Products. A copy of the Asset Purchase Agreement is attached hereto as Exhibit 2.3.

Upon consummation of the transaction on May 31, 2002, APT completed the acquisition of RF Products’ assets for approximately $12.2 million in cash. The material terms and conditions of the acquisition are set forth in APT’s press release dated May 7, 2002 and attached hereto as Exhibit 99.3.

Item 7.    FINANCIAL STATEMENTS AND EXHIBITS

(a)           Financial Statements of Businesses Acquired.

It is impracticable to provide the financial statements required under this Item as of the date this Current Report on Form 8-K must be filed. The required financial statements will be filed by amendment hereto as soon as practicable, but in any event not later than 60 days after the date hereof.

(b)           Pro Forma Financial Information.

It is impracticable to provide the pro forma financial information required under this Item as of the date this Current Report on Form 8-K must be filed. The required pro forma financial information will be filed by amendment hereto as soon as practicable, but in any event not later than 60 days after the date hereof.

(c)           Exhibits

The following documents are filed as exhibits to this report on Form 8-K.

Exhibit	Description
2.3

Asset Purchase Agreement as of May 7, 2002 by and between Microsemi RF Products, Inc., a Delaware corporation (the “Seller”), a wholly owned subsidiary of Microsemi Corporation, a Delaware corporation (“Microsemi”) and RF Acquisition Sub, Inc. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of Advanced Power Technology, Inc. a Delaware corporation (“APT”).

99.3	Press Release dated May 7, 2002. “Advanced Power Technology Signs Agreement to Acquire the Business of Microsemi RF Products, Inc.”

SIGNATURES

Pursuant to the requirements of the Section 13 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized this 17th day of June 2002.

ADVANCED POWER TECHNOLOGY, INC.

BY:	/s/ Greg M. Haugen

Greg M. Haugen
Vice President, Finance and Administration,
Chief Financial Officer and Secretary
(Principal Financial Officer)